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                                                                Exhibit 4.1

                    SMITH BARNEY WESTPORT FUTURES FUND L.P.

                         A NEW YORK LIMITED PARTNERSHIP
                  CERTIFICATE OF LIMITED PARTNERSHIP INTEREST

This is to certify that

is the owner of                                         UNITS

of Limited Partnership interest in Smith Barney Westport Futures Fund L. P., a limited partnership organized and existing under the laws of the State of New York, and that such Units are held pursuant to an Agreement of Limited Partnership and are issued, owned, held and transferable subject to the limitations, conditions and provisions of the Agreement of Limited Partnership of the Partnership. No assignee or transferee of the Units of Limited Partnership Interest represented hereby may become a substituted limited partner in Smith Barney Westport Futures Fund L. P. without the consent of the General Partner, which consent may be withheld in the General Partner's sole and absolute discretion.

        IN WITNESS WHEREOF, Smith Barney Westport Futures Fund L. P. by its General Partner has issued this Certificate as evidence of the ownership of the
aforesaid Units of Limited Partnership Interest this       day of          ,
199 .

                SMITH BARNEY WESTPORT FUTURES FUND L. P.

                By:  Smith Barney Futures Management Inc., its General Partner